UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): February 23, 2021

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	STXS	NYSE American LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2021, Stereotaxis, Inc. (the “Company”) and David L. Fischel, the President and Chief Executive Officer of the Company, entered into a Performance Share Unit Award Agreement (the “PSU Agreement”), pursuant to which the Company granted Mr. Fischel Performance Share Units (the “PSUs”) representing the right to receive up to an aggregate of 13,000,000 shares of common stock of the Company, subject to the terms and conditions set forth in the PSU Agreement.

The PSUs are divided into ten (10) vesting tranches, with each tranche representing a portion of the PSUs covering that number of Shares specified next to the applicable tranche number in the table set forth in the PSU Agreement, each such Tranche vesting upon both (a) satisfaction of a market capitalization milestone and (b) Mr. Fischel continuing serving as the Company’s Chief Company Executive (as defined in the PSU Agreement) from the grant date through December 31, 2030, all subject to the exceptions therein. The first market capitalizations milestone is to $1 billion, and each of the remaining nine market capitalization milestones are in additional $500 million increments, up to $5.5 billion. The award is designed to provide Mr. Fischel with approximately 10% equity ownership in Stereotaxis on a fully diluted basis if this highest threshold is accomplished. The Company is not obligated to issue shares underlying such PSUs until the Company’s stockholders approved the issuance of the shares, all in accordance with the rules of the NYSE American.

The market capitalization on any given determination date under the PSU Agreement equals (a) the sum of the daily market capitalization of the Company for each trading day during the 90 calendar day period immediately prior to and including the determination date, divided by (b) the number of trading days during such period. The Company’s daily market capitalization for a particular trading day is equal to the total number of outstanding shares (calculated in accordance with the PSU Agreement) as of the close of such trading day multiplied by the volume-weighted average trading price per share on such trading day, as reported by Bloomberg L.P.

The PSU Agreement provides that the service component will be waived and any shares for which the market capitalization milestones have been achieved will be fully vested if Mr. Fischel ceases to be the Chief Company Executive prior December 31, 2030 (1) at any time by reason of death, disability, or termination by the Company with or without cause, or (2) after having served as Chief Company Executive for a minimum of five years after the date of the PSU Agreement, if Mr. Fischel voluntarily terminates his position as Chief Company Executive. In addition, if Mr. Fischel ceases to be the Chief Company Executive prior to December 31, 2030 by reason of death, disability or termination by the Company without cause, the PSUs shall remain outstanding and will vest if the Company achieves any further market capitalization milestones during the one-year period following such termination, but not later than December 31, 2030.

In the event of a change in control of the Company, then the market capitalization shall equal the total amount of consideration paid to all equity holders of the Company, with the amount of shares to be issued pursuant to PSU Agreement giving effect to such valuation. For all valuations above $1 billion in connection with a change in control, partial credit for the next following tranche shall be allocated pro rata based on the market capitalization in such change in control. Any vested shares upon such a change in control will vest and be paid at the time of the consummation of the change in control.

The foregoing description of the PSU Agreement is qualified in its entirety by reference to the full text of the PSU Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On February 24, 2021, the Company issued a press release (the “Press Release”) announcing that the Company had entered into the PSU Agreement with Mr. Fischel. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

The information furnished in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing. In addition, this report shall not be deemed an admission as to the materiality of any information contained herein that is required to be disclosed solely as a requirement of this Item.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

10.1	Performance Share Unit Award Agreement, dated February 23, 2021, by and between Stereotaxis, Inc. and David L. Fischel.
99.1	Stereotaxis, Inc. Press Release dated February 24, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 24, 2021	By:	/s/ Kimberly R. Peery
	Name:	Kimberly R. Peery
	Title:	Chief Financial Officer